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                                                                     EXHIBIT 2.2

$1,234,832                                                      Atlanta, Georgia
                                                               February 15, 1999

                                 PROMISSORY NOTE


         FOR VALUE RECEIVED, the undersigned (hereinafter sometimes referred to as "Maker"), promises to pay to the order of U.S. Technologies Inc. ("UST"), a Delaware corporation, its successors and assigns, including any subsequent assignee or holder of this Note, hereinafter referred to, collectively, as "Holder", at its principal office at 3901 Roswell Road, Suite 300, Marietta, Georgia 30062, or at such other place or to such other person or persons as Holder shall designate in writing, the principal sum of One Million Two Hundred Thirty-four Thousand Eight Hundred Thirty-two and No/100 Dollars ($1,234,832.00), with interest thereon.

         This Note is secured by and is subject to the benefits and security provided by, and the terms and conditions of, that certain stock pledge and guaranty agreement, by and between Maker and UST, of even date herewith ("Smith Pledge Agreement"), and that certain stock pledge agreement, by and between GWP, Inc. and UST, of even date herewith ("GWP Pledge Agreement") as well as the relevant terms of that certain severance agreement entered into between Maker and UST on February 11, 1999 ("Severance Agreement").

         Interest shall be computed on the outstanding balance from day to day on the basis of actual days elapsed, and a year of 360 days consisting of 12 months having 30 days each, at the prime rate (as published from time to time in the Wall Street Journal) plus 200 basis points. The interest accrued hereunder shall be payable in quarterly installments, beginning on the fifteenth (15th) day of August, 1999, six months following the date of this Note, and in the amount of the accrued interest thereon to date, and, thereafter, continuing on the fifteenth (15th) day of the first month of each succeeding three-month period until all principal, interest, penalties and other charges, if any, due and payable hereunder have been paid in full.

         The principal hereunder shall be repaid in equal installments of $411,610.67, payable at the end of each 12-month period, beginning on the date of this Note. The principal amount of this Note and any accrued unpaid interest shall be due and payable in full on the fifteenth (15th) day of February, 2002.

         Payments, as made, shall be applied first to the payment of accrued but unpaid interest, then to penalties and late charges, if any, and the balance of said payments shall be applied to principal. Principal, interest, penalties and late charges shall be payable in lawful money of the United States

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of America. All interest and principal payments shall be made by federal wire funds or checks issued by a United States commercial bank or a United States savings bank.

         Maker shall be permitted to prepay the Note, in part or in full, together with accrued and unpaid interest to the date of such prepayment, and all other accrued but unpaid late charges or penalties, if any, without premium or penalty for such prepayment.

         Should a default occur under any of the terms and conditions contained herein, and in any such event, the entire unpaid principal sum evidenced by this Note, with all accrued and unpaid interest then due, shall, at the option of the Holder and without notice or demand, except as expressly provided in this Note, become due and may be collected forthwith pursuant to the terms of the Pledge Agreement, time being of the essence of this Note. It is further agreed that the failure of Holder to exercise this right of accelerating the maturity of the debt, or indulgence granted from time to time, shall in no event be considered as a waiver of such right of acceleration or estop the holder from exercising such right.

         If a default shall occur under this Note, as a result of a failure by Maker to pay when due any sum of money required to be paid by this Note, Holder shall not exercise any of its rights and remedies under this Note without first giving to Maker written notice of such monetary default and an opportunity for five (5) calendar days following the date of such notice by Holder to cure such monetary default. If any other default, not involving nonpayment by Maker of a sum of money, shall occur under this Note, Holder shall not exercise any of its rights and remedies under this Note without first giving to Maker written notice of such non-monetary default and an opportunity for fifteen (15) calendar days following the date of such notice by Holder to cure such non-monetary default. Notwithstanding the foregoing, Holder shall have no obligation to give more than one (1) monetary default notice or more than one (1) non-monetary default notices for a non-monetary default in any 365 day period.

         Default events under this Note shall include the following:

         1. Failure to pay any indebtedness evidenced by this Note, whether for principal or interest, when such indebtedness becomes due for whatever reason;

         2. Failure of Technology Manufacturing & Design, Inc., a Texas corporation ("TMD") (51% of the voting shares of which are owned by GWP, Inc., a Georgia company which is wholly-owned by Maker) to satisfy or perform, fully, promptly, and completely, its obligations pursuant to the November 30, 1998 Loan and Security Agreement between TMD and Fidelity Funding, Inc., or pursuant to the Agreement of Non-Dilution between TMD and UST (the "TMD Non-Dilution Agreement");

         3. Failure of TMD to satisfy and perform, fully, promptly, and completely, the purchase price payment to the minority shareholders of TMD pursuant to Section 8.2 of the


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                  Amended and Restated Stock Purchase Agreement between TMD and
                  GWP, Inc., dated as of October 5, 1998.

         4. The occurrence of any event of default, or the occurrence of any event which, upon the passage of time, would constitute an event of default, under any agreement between the Maker and UST, between GWP, Inc. and UST, or between TMD and UST, including, but not limited to, the Smith Pledge Agreement, the GWP Pledge Agreement, the Severance Agreement and the TMD Non-Dilution Agreement.

         Should this Note be collected by law or through an attorney-at-law, all costs of collection, including reasonable attorneys' fees actually incurred, shall be paid by Maker.

         Notwithstanding any provision contained herein, the total liability of Maker for payment of interest, including late charges or other fees pursuant to this Note, or any other instrument evidencing the indebtedness evidenced by this Note, shall not exceed the maximum amount of such interest permitted by applicable law to be charged, and if any payments by Maker include interest in excess of such maximum amount, Holder shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto.

         All notices, requests, demands and other communications required or permitted to be given hereunder shall be sufficient if in writing and delivered in person (including by overnight courier service) or sent by United States Certified Mail, return receipt requested, postage prepaid, to the party being given such notice at the following addresses:

                           Maker:           Kenneth H. Smith
                                            2310 Edgemere Lake Circle
                                            Marietta, Georgia 30062

                           Holder:          U.S. Technologies Inc.
                                            3901 Roswell Road, Suite 300
                                            Marietta, GA 30062

Any party may change said address for notice to another address in the continental United States by giving the other party hereto thirty (30) days prior written notice of such change of address. Notice given as herein provided above shall be deemed given on the date of its deposit (via certified mail) in the United States mail or delivery in person, as the case may be, and, unless sooner received, shall be deemed received by the party to whom it is addressed on the fifth calendar day following the date on which said notice is deposited in the mail. Refusal to accept delivery of any notice or inability to deliver notice as a result of an address change of which no notice is given shall be deemed receipt.



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         Maker hereby waives and renounces for itself and its legal representatives, successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided, or which may hereafter be provided, by the Constitution and laws of the United States of America and of any state thereof, against the enforcement and collection of the obligation evidenced by this Note.

         This Note shall be governed by, enforced and interpreted in accordance with the laws of the State of Georgia.

         The word "undersigned," as used herein, shall include the successors and permitted assigns of Maker. The word "Holder" as used herein shall include any transferees and assignees of Holder, and all rights of Holder shall inure to the benefit of the successors and assigns of Holder.

         IN WITNESS WHEREOF, Maker has executed and sealed this Note the day and year first above written.

                                    MAKER:



                                    /s/ Kenneth H. Smith                 (SEAL)
                                    ------------------------------------------
                                    Kenneth H. Smith





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